EGA Emerging Global Shares Trust

EXHIBIT TO ITEM 77I
Terms of New or Amended Securities

EGShares Asia Consumer Demand ETF
EGShares EM Core ex-China ETF


The officers of EGA Emerging Global Shares Trust (the
"Trust") are authorized and directed to issue and sell shares of beneficial interest of each of EGShares Asia
Consumer Demand ETF and EGShares EM Core ex-China ETF (each a "Fund"). Each share of beneficial interest of a Fund represents an equal proportionate interest in the assets and liabilities of the relevant Fund and has the voting, dividend, redemption, liquidation and other rights and preferences that are set forth in the Second Amended and Restated Agreement and Declaration of Trust of the Trust.

A description of the EGShares EM Core ex-China ETF is incorporated by reference to Post-Effective Amendment No 93 to the Registration Statement as filed with the Securities and Exchange Commission ("SEC") via EDGAR on August 12,
2015 (Accession No.0001144204-15-048618).

A description of the EGShares Asia Consumer Demand ETF is incorporated by reference to Post-Effective Amendment No.
94 to the Registration Statement as filed with the SEC via
EDGAR on August 13, 2015 (Accession No. 0001144204-15-
049200).